Mr. Mike Dunham
c/o WorkWise, Inc.
12000 W. Park Place
Milwaukee WI 53224-3026
USA

                                                                 August 21, 2007

Dear Mike,

It is my pleasure to offer you a seat on the Board of Directors for BioForce Nanosciences Holdings, Inc. The Board meets four times per year, with at least one (preferably two) meetings being held in person. I believe we can accommodate your annual travel schedule and living arrangements by having physical meetings of the board at the appropriate times and places.

Board members are currently compensated with options to purchase BioForce stock at pricing that is determined by the market price at the time of issuance. You will receive 200,000 options to purchase BioForce stock, vesting over a three-year period as follows.

66,666 after the first year of service
66,666 after the second year of service
66,667 after the third year of service

All options would vest immediately upon a change in control.

BioForce does not currently provide cash compensation to our Directors. However I would like to change that policy and will bring the matter forward in an upcoming Board meeting. I will propose a reasonable level of additional cash compensation for service as a board committee chair. Such committees have not yet been established, but I believe that that deficit must be rectified quickly. In particular, we need to establish an audit committee, and I consider you to be the best candidate for chair of that committee if that service can be melded with your other activities.

Thank you for your kind consideration. Please feel free to contact Greg, Kerry or me if you have any questions or comments.

Best wishes,


/s/ Eric Henderson
---------------------------
Eric Henderson, CEO
BioForce Nanosciences, Inc.
Ames, IA 50014

515 233 8333 x101
ehenderson@bioforcenano.com